Exhibit 10 (d)

AMENDED Engagement Letter Between Sandler O’Neill & Partners, L.P and Northern Empire Bancshares

January 6, 2006

Board of Directors
Northern Empire Bancshares
801 Fourth Street
Santa Rosa, CA 95404

Attention:	Mr. Dennis Hunter
Chairman

Ladies and Gentlemen:

This letter agreement, executed by the parties on the date(s) set forth below, (1) is effective as of January 6, 2006, and (2) amends the letter agreement, executed by Sandler O’Neill & Partners, L.P. and executed by Northern Empire Bancshares, on January 6, 2006, to read in full as follows:

Sandler O‘Neill & Partners, L.P. ("Sandler O’Neill") is pleased to act as an independent financial advisor to the Board of Directors of Northern Empire Bancshares and its subsidiaries (together, the "Company") in connection with the Company’s consideration of a possible Business Combination involving the Company and a second party (whether an individual, partnership, company or other entity, and together with its affiliates, the "Second Party"). This letter is to confirm the terms and conditions of our engagement.

SPECIFIC ADVISORY SERVICES

Sandler O’Neill will assist the Company in analyzing, structuring, negotiating and effecting a Business Combination or other strategic alternative which may involve one or more Second Parties. In this regard, we anticipate that our activities would include, as appropriate, the following:

1.	Performing financial analyses of the Company and the Second Party in the context of a possible Business Combination or alternative transaction;

2.	Assisting the Company in its determination of appropriate and desirable values to be exchanged in a Business Combination or alternative transaction;

3.	Advising the Company as to the structure and form of any proposed Business Combination or alternative transaction;

4.	Advising and assisting the Company’s management in making presentations to the Company’s Board of Directors about any proposed Business Combination or alternative transaction;

5.
Using its best efforts to assist the Company in identifying suitable Second Parties and counseling and participating with the Company in any approaches to, or discussions or negotiations with, such Second Party;

6.	Assuming an agreement in principle is reached for a Business Combination or alternative transaction, assisting the Company in negotiating the financial terms of a definitive agreement;

7.
If requested by the Company and agreed to by Sandler O’Neill, rendering an Opinion, as defined herein, to the Board (the "Opinion") as to whether the consideration to be exchanged in a proposed Business Combination with the Second Party is fair, from a financial point of view, to the Company’s shareholders, it being understood that the Company would not intend to proceed with a proposed Business Combination unless Sandler O’Neill advises the Company that Sandler O’Neill is or will be prepared to issue an Opinion; and

8.	Rendering such other financial advisory and investment banking services as may from time to time be agreed upon by Sandler O’Neill and the Company.

The Company hereby acknowledges and agrees that the financial models and presentations used by Sandler O’Neill in performing its services hereunder have been developed by and are proprietary to Sandler O’Neill and are protected under applicable copyright laws. The Company agrees that it will not reproduce or distribute all or any portion of such models or presentations without the prior written consent of Sandler O’Neill.

FEES

1.    If during the period Sandler O’Neill is retained by the Company hereunder or within 12 months following termination of the engagement of Sandler O’Neill, as provided below under the caption “Termination of Engagement” (a) a Business Combination is consummated with any Second Party contacted by Sandler O’Neill on behalf of the Company during the term of this engagement letter and such Second Party is included on the agreed upon list of “Contacted Second Parties” to be updated during the course of the engagement by Sandler O’Neill, with each update to the list to be agreed to by the Company and such list will be included as Addendum A hereto or (b) the Company enters into a definitive agreement with any Second Party contacted by Sandler O’Neill on behalf of the Company during the term of this engagement letter and such Second Party is included on the agreed upon list of “Contacted Second Parties” to be updated during the course of the engagement by Sandler O’Neill, with each update to the list to be agreed to by the Company and such list will be included as Addendum A hereto, to engage in a Business Combination, and such Business Combination is ultimately consummated, it being understood that such consummation need not occur during the 12 month period above, the Company shall pay Sandler O’Neill a fee in an amount equal to 1.00% of the Aggregate Purchase Price, less the amount of any fee paid to Sandler O’Neill pursuant to paragraph 2 below, due and payable in cash on the day of closing of the Business Combination.

2.    If Sandler O’Neill is asked by the Company to render an Opinion in connection with a Business Combination, the Company agrees to pay Sandler O’Neill a fee of $200,000, payable in cash at the time such Opinion is rendered, which shall be credited against any fee that may become due and payable pursuant to paragraph (1) above.

EXPENSE REIMBURSEMENT

In addition to any fees that may be payable to Sandler O’Neill under this letter, the Company agrees to reimburse Sandler O’Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with Sandler O’Neill’s activities under this letter, including the reasonable fees and disbursements of its legal counsel; provided, however, that the Company shall not be required to reimburse any expenses exceeding $20,000 in the aggregate unless Sandler O’Neill has obtained the Company’s prior approval of such expenses (such approval not to be unreasonably withheld); and provided further that such expense limitation and approval is not intended to apply to or in any way impair or limit the indemnification or contribution provisions hereof.

FAIRNESS OPINION

The Fairness Opinion referred to above is a written opinion of Sandler O’Neill provided to the Company stating in effect that, in the sole opinion of Sandler O’Neill and subject to the terms and conditions contained therein, the consideration to be received in the proposed Business Combination with a Second Party is fair to the Company’s shareholders from a financial point of view.

It is understood that any Opinion will be dated as of a date reasonably proximate to the date of any definitive agreement entered into by the Company and the Second Party and, at the request of the Company, shall be updated as of a date reasonably proximate to the date of any proxy statement or any offer to purchase to be mailed to the shareholders of the Company in connection with the Business Combination. It is further understood that if the Opinion is included in any such proxy statement or offer to purchase, the Opinion will be reproduced in such proxy statement or offer to purchase in full, and any description of or reference to Sandler O’Neill or the analyses performed by Sandler O’Neill or any summary of the Opinion in such proxy statement or offer to purchase will be in a form acceptable to Sandler O’Neill and its counsel in the exercise of their reasonable judgment. Except as provided in this letter or as required by law, neither the Opinion nor any other advice delivered to the Board of Directors or senior management of the Company by Sandler O’Neill may be reproduced, summarized, described or referred to without Sandler O’Neill’s prior written consent; provided, however, the Company may reproduce, and Sandler O’Neill will assist the Company in summarizing, the Opinion in the proxy statement to be furnished to shareholders and/or the registration statement to be filed with the SEC in connection with the Business Combination, and Sandler O’Neill will assist the Company in providing to its shareholders and the SEC all information required by the SEC, including SEC Schedule 14A and Regulation M-A.

CONFIDENTIAL INFORMATION

The Company will furnish Sandler O’Neill (and will request that any of the Company’s representatives furnish Sandler O’Neill) with such information as Sandler O’Neill reasonably believes appropriate to its assignment (all such information so furnished being the "Information") and hereby represents and warrants to Sandler O’Neill that the Information will be true and correct in all material respects and not misleading. The Company recognizes and confirms that Sandler O’Neill (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this letter and in rendering the Opinion without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information, (c) will not make an appraisal of any assets, collateral securing assets or liabilities of the Company or any Second Party and (d) will not perform any analysis on the effect of AICPA Statement of Position 03-3 on the value of any loan portfolio to be sold as part of any Business Combination (an “SOP 03-3 Review”). Sandler O’Neill agrees to use all reasonable efforts to keep confidential Information confidential.

It is agreed that prior to distributing any materials related to the Company, including, but not limited to the Information, to a Second Party, Sandler O’Neill will provide a copy of such materials to the Company and its counsel for its review and written approval, such approval not to be unreasonably withheld. The parties agree that the foregoing provision for the Company’s prior approval, among other provisions herein, is a material inducement for the Company to enter into this engagement letter, and agree that a breach of this provision, resulting in loss or damage to the Company, would constitute a material breach of this engagement letter.

CERTAIN ACKNOWLEDGMENTS

The Company acknowledges that Sandler O’Neill has been retained hereunder solely as an adviser to the Board of Directors of the Company, and not as an adviser to or agent of any other person, and that the Company’s engagement of Sandler O’Neill is as an independent contractor and not in any other capacity. Sandler O’Neill may, to the extent it deems appropriate, render the services hereunder through one or more of its affiliates. Neither this engagement, nor the delivery of any advice in connection with this engagement, is intended to confer rights upon any persons not a party hereto (including security holders, employees or creditors of the Company) as against Sandler O’Neill or its affiliates or its or their respective partners, directors, officers, agents or employees. Following consummation of a Business Combination, Sandler O’Neill may, at its own expense, place announcements or advertisements in financial newspapers, journals and marketing materials describing our services hereunder.

The Company acknowledges that it is not relying on the advice of Sandler O’Neill for tax, legal or accounting matters, it is seeking and will rely on the advice of its own professionals and advisors for such matters and it will make an independent analysis and decision regarding any Business Combination or alternative transaction based upon such advice.

INDEMNIFICATION; CONTRIBUTION

The Company agrees to indemnify and hold Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons (Sandler O’Neill and each such person being an "Indemnified Party") harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of any actual or proposed Business Combination or alternative transaction or the engagement of Sandler O’Neill pursuant to, or the performance by Sandler O’Neill of the services contemplated by, this letter (collectively, the “Losses”), and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party (collectively, the “Expenses”). The Company will not be liable under the foregoing indemnification provision to the extent that any Loss is found in a final judgment by a court of competent jurisdiction to have resulted proximately from (1) the bad faith of or (2) a material breach of this Agreement or (3) gross negligence or (4) or reckless or willful misconduct or (5) violation of law or regulation by the Indemnified Party. The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of its affiliates, creditors or security holders for or in connection with the engagement of Sandler O’Neill pursuant to, or the performance by Sandler O’Neill of the services contemplated by, this letter or any actual or proposed Business Combination, alternative transaction or other conduct in connection therewith except with respect to those losses, claims, damages and liabilities, joint and several, incurred by the Company that are found in a final judgment by a court of competent jurisdiction to have resulted proximately from the (1) bad faith of or (2) a breach of this Agreement or (3) gross negligence or (4) or reckless or willful misconduct or (5) violation of law or regulation by the Indemnified Party. In the event a court finds that any losses, claims damages and liabilities of the Company resulted from any of the acts of Sandler O’Neil enumerated in the preceding sentence, the Company, in addition to any other rights it may have under this agreement, expressly reserves its rights to pursue any remedy in law or equity against Sandler O’Neill for breach of contract, for indemnification and otherwise to the fullest extent provided by California law.

In the event Sandler O’Neill appears as a witness in any action brought against the Company in which an Indemnified Party is not named as a defendant, the Company agrees to reimburse Sandler O’Neill for all reasonable expenses incurred and time expended by it in connection with its appearing as a witness.

The Company agrees to notify Sandler O’Neill promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any transaction contemplated by this agreement.

CERTAIN DEFINITIONS

As used in this letter, the term:

1.
"Business Combination" means (a) any merger, consolidation, reorganization or other business combination pursuant to which the business of the Company is combined with or comes under common control with that of a Second Party, or (b) the acquisition, directly or indirectly, by a Second Party of more than 24.9% of the capital stock, or all or a substantial portion of the assets, of the Company, by way of tender or exchange offer, negotiated purchase or otherwise, whether effected, in any such case, in one transaction or a series of transactions.

2.
"Aggregate Purchase Price" means an amount equal to the sum of (a) the product of (1) the consideration agreed to be paid or exchanged for each share of each class of stock of the Company, and (2) the number of such shares outstanding immediately preceding the effective time of the Business Combination, plus (b) the product of (1) the number of such shares issuable upon the exercise of any options, warrants or other rights to purchase shares of any class of the Company’s securities, all as outstanding on or after the date of an agreement to effect a Business Combination, and, without duplication, that are cashed out, as the case may be, as part of the Business Combination and (2) the consideration to be paid with respect to such underlying shares minus any applicable exercise or strike price plus (c) the amount of any debt assumed (directly or indirectly) or repaid in connection with the Business Combination, (d) the net present value of any contingent payments (whether or not related to future earnings or operations and including payments to executive personnel in respect of retention agreements) calculated based upon the assumption that the maximum aggregate amount of any consideration pursuant to the contingent payment provisions is received, plus (e) any extraordinary dividends or distributions paid on or prior to the closing in connection with the Business Combination.

    For purposes of this agreement, if all or any portion of the consideration to be paid consists of securities, (i) the fair market value of any such securities will be the value as the parties hereto shall mutually agree on the day prior to the consummation of such transaction; provided, however, that if such securities consist of securities with an existing public trading market, the value thereof shall be determined by the average of the last sales prices for such securities on the five trading days ending five calendar days prior to such date and (ii) the amount of the fee payable pursuant to paragraph 1 under the caption “Fees” above shall be calculated as if the date on which the payment is due were the date of consummation of the Business Combination. In the event a particular transaction structure makes the calculation of the Aggregate Purchase Price as set forth above impractical, the parties hereto shall use their best efforts to determine an Aggregate Purchase Price that would approximate the Aggregate Purchase Price had the relevant Business Combination been structured as a purchase of the Company’s shares.

GOVERNING LAW

This Agreement, and the rights of the parties’ hereunder, shall be governed, interpreted and enforced pursuant to the laws of the State of California.

TERMINATION OF ENGAGEMENT

Sandler O’Neill’s engagement hereunder may be terminated by the Company or by Sandler O’Neill at any time upon 30 days written notice to that effect, it being understood that the provisions relating to the payment of fees and expenses and indemnification and contribution and those contained under the caption “Certain Acknowledgements” will survive any such termination for a period of 12 months following such 30 days written notice.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O’Neill the duplicate copy of this letter enclosed herewith.

          Very truly yours,

Sandler O’Neill & Partners, L.P.
By:	Sandler O’Neill & Partners Corp.,
the sole general partner

By:	/s/ Murray G. Bodine
Murray G. Bodine
An Officer of the Corporation

Dated:	January 6, 2006

Accepted and agreed to:

Northern Empire Bancshares

By:	/s/ Dennis R. Hunter
Name:	Dennis R. Hunter
Its:	Chairman of the Board

Dated: